Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Friday, December 15, 2006

Subject:     Black & Decker Decreases EPS Guidance for Fourth Quarter and Full Year 2006

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that, due to lower-than-expected sales, net earnings per diluted share are anticipated to be $1.30-to-$1.35 for the fourth quarter of 2006 and approximately $6.50 for the full year. The Corporation expects to report a sales decline of approximately 8% for the quarter, primarily because of weak conditions in the United States.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “The demand environment has weakened compared to recent quarters. In addition, orders from key retailers have decreased much more sharply than sell-through. Therefore, our U.S. sales have been significantly lower than we anticipated. We expect that the Power Tools and Accessories segment will report a double-digit rate of sales decrease for the quarter, driven by the U.S. business. The Hardware and Home Improvement segment and the Fastening and Assembly Systems segment will likely report that sales decreased at low-to-mid single digit rates. Although we have reduced our fixed cost base over the last several years, the magnitude of the sales shortfall in our higher-margin U.S. businesses will result in EPS well below our previous guidance.

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        “Looking ahead, we expect the housing market and weaker demand for discretionary goods will put pressure on our sales into 2007. While we do not expect that retailers will continue reducing inventory as they have this quarter, they will likely remain cautious. Considering this environment, ongoing commodity cost pressure and the strong results we posted in early 2006, we face significant challenges in the first half of 2007. We will provide detailed guidance for 2007 when we announce our fourth-quarter results in January.

        “We are disappointed that our end markets have weakened, but believe the execution of our strategy has positioned the company effectively. The heightened level of new product innovation that we achieved in 2006 will continue into 2007, and should bear fruit when demand recovers. Cost reduction efforts will remain a high priority in 2007. As a result of careful capital spending and inventory management, we expect to report over 100% conversion of net earnings to free cash flow for 2006. The company will continue its focus on cash generation. As always, we intend to deploy that cash with discipline and create value for our shareholders.”

        The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss the revised guidance for the fourth quarter. Investors can listen to the conference call by visiting http://www.bdk.com and clicking on the icon labeled “Live Webcast.” Listeners should log-in at least ten minutes prior to the beginning of the event to ensure timely access. A replay of the call will be available at http://www.bdk.com.

        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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        This release contains a forward-looking statement with respect to management’s expectation that it will convert at least 100% of net earnings to free cash flow for 2006. Free cash flow is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Free cash flow is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets (excluding proceeds from business sales). The conversion ratio excludes from free cash flow any tax payments associated with repatriating foreign earnings under the American Jobs Creation Act of 2004.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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